EX-99.e.1.iii

AMENDMENT #2 TO UNDERWRITING AGREEMENT

THIS AMENDMENT #2 (“Amendment”) to the Underwriting Agreement (the “Agreement”) dated as of September 30, 2021, by and between Mercer Funds, a Delaware statutory trust (the “Trust”), and MGI Funds Distributors, LLC, a Delaware limited liability company (the “Underwriter”), is made effective as of the 1st day of February 2024.

RECITALS

WHEREAS, the Mercer US Large Cap Equity Fund (the “Large Cap Fund” and together with the other series of the Trust, the “Portfolios”) liquidated effective February 1, 2024;

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement; and

WHEREAS, the parties desire to amend Exhibit A to the Agreement to remove the Large Cap Fund as a result of its liquidation.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced with the Exhibit A attached to this Amendment.

2.	The Trust and the Underwriter each acknowledge that all of their respective representations and warranties contained in the Agreement are true and correct as of the date hereof.

3.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

Mercer Funds			MGI Funds Distributors, LLC.

By:	/s/ Larry Vasquez		By:	/s/ Teresa Cowan
	Name:	Larry Vasquez		Name:	Teresa Cowan
	Title:	Vice President		Title:	President

EXHIBIT A

THIS EXHIBIT A, effective as of February 1, 2024, is Exhibit A to that certain Underwriting Agreement dated as of September 30, 2021, between MGI Funds Distributors, LLC and Mercer Funds.

PORTFOLIOS

Mercer US Small/Mid Cap Equity Fund

Mercer Non-US Core Equity Fund

Mercer Emerging Markets Equity Fund

Mercer Global Low Volatility Equity Fund

Mercer Core Fixed Income Fund

Mercer Opportunistic Fixed Income

Mercer Short Duration Fixed Income Fund